Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2014 Stock Incentive Plan of Assembly Biosciences, Inc., of our reports dated March 11, 2016, with respect to the consolidated financial statements of Assembly Biosciences, Inc. and the effectiveness of internal control over financial reporting of Assembly Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 9, 2016